CONFIDENTIAL TREATMENT REDACTED VERSION

cobra

Determination of Manufacturing Parameters, Process Development and cGMP Production of *Listeria monocytogenes* for Advaxis, Inc.

July 7, 2003

Reference No. O422

making tomorrow's medicines

Cobra Biomanufacturing Plc
The Science Park,
Keele,
U.K.
ST5 5SP

   Executive Summary

Advaxis has developed a recombinant attenuated L. monocytogenes for vaccination against HPV E7 expressing tumors. Advaxis will require the production of approximately [ * ] cfu of L. monocytogenes non-cGMP preclinical material and [ * ] cfu for clinical trial use produced following cGMP guidelines. The program will involve the following phases:
Phase I
•	Transfer of current Listeria culture and analysis methods
•	Two month feasibility study and process development program
•	Animal component free growth media recommendation
•	Analytical methods development and host characterization methods
Phase II
•	cGMP Master Cell Bank production
•	Toxicology material
•	Manufacture of clinical material
•	Development of product stability tests
•	Quality assurance review
•	Bulk product release for fill/finish

To achieve these goals, Advaxis will require the collaboration of a partner with:
•	Specialized facilities for plasmid DNA manufacture
•	Experience in plasmid DNA manufacture according to cGMP
•	Successful track record producing material for clinical trials in the USA
•	Experience in meeting regulatory requirements in facilities and documentation

Cobra has both the expertise and the facilities available to meet the project deliverables required by Advaxis in the timescales attached.

Cobra Biomanufacturing Plc
Cobra is a full service, world class Contract Manufacturing Organization that manufactures and supplies DNA-based therapeutics for the pharmaceutical and biotechnology industries. Cobra provides contract services spanning pre-clinical to early Phase III scale production and supply of biological products. These services include the cGMP manufacture of DNA, recombinant protein, viruses, mammalian cell products and cell banking.

Currently, four clinical trials in the USA are being conducted using products manufactured at Cobra. Additionally, there are clinical trials in Europe, Africa, China, and Australia using products manufactured at Cobra.

Cobra has a Type II Drug Master File (DMF) lodged with the FDA covering DNA manufacture. We were last inspected by the MCA in August 2002 and found to be cGMP compliant. Cobra provides a comprehensive analytical and documentation package for regulatory filing.

Confidential Document	2	July 7, 2003

Introduction

Cobra Biomanufacturing is a full service, world class Contract Manufacturing Organization that manufactures and supplies DNA-based therapeutics for the pharmaceutical and biotechnology industries. Cobra provides contract services spanning pre-clinical to early Phase III scale production and supply of biological products. These services include the cGMP manufacture of DNA, recombinant protein, viruses, mammalian cell products and cell banking. The company also undertakes process development programs for recombinant protein and gene therapy products.

Company History

Cobra was founded in 1992 as a start up biotechnology company specializing in gene therapy and has been operating from facilities at the Keele Science Park for the past 8 years. The manufacturing division was originally established in order to expedite Cobra Therapeutics own R & D programs. Investments were made in cGMP manufacturing facilities and the development of technology for scaleable manufacture of DNA and protein based pharmaceuticals. In 1998 the manufacturing division began to offer cGMP manufacturing services to the pharmaceutical industry. Cobra Therapeutics became a wholly owned subsidiary of ML Laboratories in 2000.

In June 2002, following a successful IPO on London’s AIM, Cobra Biomanufacturing was established as an independent company with an exclusive focus on custom manufacturing of bio therapeutics.

Cobra’s corporate objective is to continue to grow as a major contract supplier of DNA, virus and protein based therapeutics for clinical trials and of licensed biopharmaceutical products for commercial sale.

Manufacture of DNA Therapeutics for Clinical Trials

Cobra has established a worldwide reputation in the manufacture of plasmid DNA therapeutics and is supporting clinical trials in the USA, Europe, Africa, China, and Australia.

Every project undergoes a technology transfer of your existing expression system to utilize our scale-up expertise before initiating the cGMP manufacturing program. During the evaluation stage genetic stability and relative productivity will be determined in shake flask experiments. The fermenter productivity of the transformed host strain will then be evaluated in a scale down (5L) evaluation. This initial optimisation is to achieve the maximum productivity in the fermentation, ensure yield and product purity throughout the purification process. It is essential for the identification of potential difficulties with your plasmid. The process development work is necessary because in our experience

Confidential Document	3	July 7, 2003

there can often be a 5-10 fold difference in productivity between strains (even with similar plasmid backbones) and genetic instability is observed with some plasmids. By assessing the plasmid at the beginning of the program, we can accurately estimate the yields of clinical material that you will obtain.

Cobra has substantial experience working with Kanamycin and Tetracycline resistant plasmids and has also developed and been granted patents covering an antibiotic-free plasmid DNA manufacturing process, the Operator Repressor Titration (ORT) System.
A Type II DMF (Drug Master File) has been lodged with the FDA covering DNA manufacture.

Facilities

Cobra has over 11,000 square feet of space used for a process development facility, separate QA/QC laboratories, and dedicated cGMP manufacturing facilities. The existing cGMP manufacturing facility includes 4,500 square feet of EU Grade C Clean Room space required for key stages in the manufacture of biopharmaceutical products. The cGMP facility has two microbial production suites. The [ * ] fermenter suite ([ * ] working volume) is for Phase I and II clinical trial material. There is a [ * ] fermenter ([ * ] working volume) that is used to provide an inoculum for the larger fermenter. The [ * ]fermenter suite ([ * ] working volume) is for Phase II and III clinical trial material.

Additionally, there are two virus production suites with [ * ] and [ * ] fermenters ([ * ] and [ * ] working volume) utilising adenovirus and baculovirus expression systems for manufacture of Phase I and II clinical trial material.

Quality

Cobra is committed to conducting its manufacturing activities in accordance with appropriate current Good Manufacturing Practice (cGMP) and Good Control Laboratory Practice (GLP) regulations and/or guidelines. The latest inspection from the UK Medicines Control Agency (MCA) was in August 2002 with a compliance statement received several weeks later. Cobra’s QA group ensures that the products manufactured by the division meet appropriate standards of safety, quality, and efficacy. The QA group oversees manufacture at all stages and is responsible for testing, release, storage, and arranges shipment of the drug product. Overseas shipping and safe passage through Customs is easily co-ordinated and sub-contracted to BioCair, Inc or World Courier.

Key Personnel

Cobra’s belief that quality individuals result in quality products is reflected in the key personnel that will be involved in the manufacture of Advaxis’ L. monocytogenes for clinical trials.

Confidential Document	4	July 7, 2003

Julian Hanak B.Sc. (Hons), MSc., Director of Production

After gaining an honours degree in Biochemistry at University College London, Julian obtained an MSc at the University College of North Wales and then trained in cell culture and microbial fermentation at the National Institute of Medical Research. He then moved to the Bioproducts Laboratory (Elstree) where his duties involved the pilot scale production of human monoclonal antibodies for clinical trials. He was also responsible for running a sterile fill operation and supervising the commissioning of a new cGMP production suite.

In 1992, Julian moved to Zeneca Pharmaceuticals where he was involved with the process development of several immunotherapy products and the development of virus expression systems for protein production. He joined Cobra in 1994 and took over responsibility for production in 1995.

Geoff Sharpe BSc., PhD., CChem, MRSC., Director of Quality Assurance

Geoff has over 25 years experience in pharmaceutical biotechnology with over 12 years experience in Quality Assurance. After having gained a degree in Applied Chemistry at Liverpool, Geoff trained as a research chemist working for ICI Corporate Laboratory. He later worked at the ICI Corporate Bioscience Group and went on to complete a PhD in molecular biology at Leicester University.

In 1991 he transferred to ICI Pharmaceuticals (now AstraZeneca) where he was involved with the cloning and expression of recombinant proteins and managed the corporate DNA sequencing laboratory. In 1993, he moved to Zeneca Pharmaceuticals. In the pharmaceutical department Geoff managed a team involved in the development, manufacture, and release of both small molecule and biotechnology based therapeutics. In 1996 he joined Cobra as their Quality Assurance Manager and has been trained as a Qualified Person under Article 23 of Directive 75/319/EEC.

Amanda Weiss BSc., MSc., Section Head Fermentation

Amanda was trained at the University of Birmingham, Centre for Biochemical Engineering before joining Cobra in 1996 as a fermentation scientist. Amanda has expertise in microbial and mammalian cell culture, scale-up design and large-scale manufacture of biopharmaceuticals. She was also involved with the exemplification and publication of Cobra’s ORT technology. Amanda has successfully managed the fermentation aspect of Cobra’s manufacturing operations for over 5 years.

Tony Hitchcock BSc, Section Head Microbial Products

Tony has over 19 years’ experience in the large-scale manufacture of biopharmaceuticals. Tony has held positions in the Blood Products Laboratory (Elstree) and at Zeneca Pharmaceuticals in the protein process development department. Tony was a founding staff member of Cobra and has been responsible for the development of much of Cobra’s DNA manufacturing technology. Tony has published several papers in the field and is an inventor on two families of Cobra’s process patents.

Confidential Document	5	July 7, 2003

Roy Cowell BSc. (Hons), CChem, MRSC, Section Head Quality Control

Roy has 16 years’ experience of analytical development and quality control of pharmaceuticals within the associated regulatory framework. Ten years employed by Zeneca (now AstraZeneca) Pharmaceuticals working on new chemical entities and candidate biotherapeutics and six years employed at Cobra working on candidate DNA products. Roy is currently undergoing training leading to eligibility for Qualified Person status.

Joy Manley BSc, Senior QA Microbiologist

Joy is currently responsible for developing, validating, and applying suitable testing regimes that help to assure clean room suitability and equipment cleanliness. New test methods are designed and validated for plant systems and for cleaning as required. Both standard and novel microbiological methods are developed and used to characterize cell banks. She has experience in working with microorganisms from both pharmaceutical and clinical backgrounds, previously working for Fisons and The Public Health Laboratory.

David Thatcher, Chief Executive

David was trained as a protein chemist at the Universities of Newcastle on Tyne and Edinburgh. In 1981 he moved to Biogen SA in Geneva where he worked on the isolation of recombinant cytokines. In 1985 he became Director of Process Development of Biogen, Inc. in Cambridge, MA, where he was responsible for the development of large-scale processes for the production of gamma interferon, GM-CSF and several other products.

In 1988 he left Biogen and joined Zeneca Pharmaceuticals as head of their Protein Production Lab where he was responsible for the production of a number of biopharmaceutical products for clinical evaluation. In 1994 he joined Cobra and has been responsible for managing the evolution of Cobra’s manufacturing technology and developing the contract manufacturing business into an independent company with a successful initial public offering.

Confidential Document	6	July 7, 2003

Quotation O422

Description        Price

Phase I

[ * ]

Phase II

[ * ]

Notes:
Stage I

1.	Execution of Material Transfer Agreement. Advaxis methods for recombinant Listeria culture and analysis will be transferred to Cobra. This will include plasmid isolation, plasmid and host identity, plasmid and host stability, cryopreservation, and protocol for plasmid isolation.

2.	Characterization and strain history of the untransformed L. monocytogenes will be addressed by Advaxis. Advaxis will also be responsible for plasmid sequence and/or detailed restriction maps. Host and plasmid information is required for the GMO risk assessment. A letter from Dr. Paterson addressing the mobility of L. monocytogenes is requested.

3.	Advaxis will supply [ * ] vials of a transformed research cell bank (mid log phase) of L. monocytogenes with documentation sufficient to make the research bank suitable for generation of the cGMP Master Cell Bank.

4.	A two-month feasibility study will be undertaken to determine the growth kinetics of Listeria (latest harvest point) in various growth media. The study will also involve bioreactor growth, analysis of log phase, determination of yield, and number of cell doublings in vivo before maintenance of virulence is lost. We suggest running Stage II at the same time as Stage I to reduce the timeline to cGMP manufacture.

Stage II

4.	An animal component free growth media will be recommended following evaluation of the existing media formulations with suitable alternatives. The media evaluated will be from published references for media used in Listeria culture.

Confidential Document	7	July 7, 2003

5.	Development of a cryopreservation media suitable for administration to patients.

6.	Analytical methods will be developed to meet FDA regulatory requirements for a live attenuated bacterial vaccine. Methods developed will include:

o	host identity
o	plasmid identity (restriction mapping or sequencing)
o	culture purity (monosepsis)
o	viable count.

7.	Host characterization methods will be developed for the following:

o	phenotype auxotrophies and markers
o	morphology

o	specific media for identification
o	gram strain

8.	Cobra will supply Dr. Paterson with [ * ] of log phase culture for a hemolysin assay. Additionally, Cobra will supply Dr. Paterson with three samples of [ * ] for a mouse tumor challenge to study maintenance of virulence.

9.	The following documentation will be provided:

Technical Report

10.	Confirmation of price estimates for cGMP manufacture at this point, dependent upon successful technology transfer, feasibility study and process development.

Stage III

11.
Cell banking will only proceed based upon the feasibility study achieving cell densities of at least [ * ] viable cells per litre of culture. The Master Cell Bank will be manufactured under cGMP in accordance with the latest CPMP guidelines and MCA guidance. A Type II Drug Master File has been lodged with the FDA covering these procedures. Cells will be cryopreserved in mid log growth at a density of between [ * ] to [ * ] cfu/ml.

Pricing for the Working Cell Bank is based on production immediately following the Master Cell Bank. Characterization for the Working Cell Bank is free of charge if concurrent with Master Cell Bank testing.

12.	A [ * ]-vial cGMP Master Cell Bank and Working Cell Bank will be released according to the agreed program.

Confidential Document	8	July 7, 2003

13.	The Master Cell Bank and Working Cell Bank will be characterised using the following range of tests:

•	Confirmation of species (API Listeria)
•	Confirmation of strain by partial genotyping
•	Plasmid stability by serial sub-culture
•	Counter selection for monosepsis
•	Plasmid identity by restriction digest
•	DNA sequence of the plasmid (to be invoiced separately).

14.	The non-cGMP material for use in toxicology studies, stability testing, and quality control lot release will produced at the [ * ] scale with a yield of [ * ] based upon the feasibility study achieving cell densities of at least [ * ] viable cells per litre of culture.

15.	The following documentation will be provided to support a Regulatory filing:

Certificates of Analysis
Analytical Reports

Stage IV

16.	cGMP Manufacture: Prices are estimates without knowledge of the results of the Phase I Feasibility Program and may require variances to this proposal. If the productivity of the strain cannot be developed to achieve cell densities of at least [ * ] viable cells per litre of culture the delivery of [ * ]% of final bulk material cannot be guaranteed. The expected quantity of bulk and scale required will be advised as soon as it is determined during the Phase I Feasibility and Development Program and prior to initiation of the Phase II cGMP manufacturing program. If cell densities of [ * ] cells per litre are obtained in the feasibility study then a [ * ] fermentation should yield the requested [ * ] clinical material. If the desired cell densities of [ * ] cells per litre are not achieved, then the cGMP manufacturing program will be renegotiated.

Stage V

17.	Product Stability Testing will be required, but will be negotiated as a separate contract once the methods have been developed and the protocol agreed by Advaxis after FDA discussions. Stability tests for genetic stability; cell bank stability and bulk drug stability will be developed once a program is agreed upon. The figure provided is for budgetary purposes.

Stage VI

18.	Documentation.

The following documentation will be provided:

Confidential Document	9	July 7, 2003

Certificate of Analysis
Technical Summary to support regulatory filing
A copy of the completed BMR will be provided.

19.	Specifications

Cobra warrants that upon delivery of the Product to Advaxis, Inc. the Product shall:
•	Have been manufactured in accordance with cGMP.
•	Be in conformity with the provisional draft specifications as attached to this document.

•	That Cobra will provide Product of sufficient quality for human clinical use.
•
In the event the Product fails to meet any of the specification described above, the final determination as to the suitability of the product for human clinical use shall be determined by Advaxis, Inc., who may consult with the appropriate offices of the US FDA or other regulatory agencies.

Stage VII

20.
Fill/Finish will be subcontracted to BioReliance. A quote cannot be provided until the type of container, number of vials and other variables have been determined. The figure provided is for budgetary purposes.

20.	The costs of consumables have not been included in this quotation and will be billed directly to the customer without additional charge.

21.	The cost of subcontracted work has not been included in this quotation and will be billed directly to the customer (plus a [ * ]% handling charge).

22.
Cobra will take responsibility for shipment. The price of shipment of bulk, dosage forms and samples and insurance thereof is excluded from this contract. Shipping will be arranged in consultation with the customer and will be billed directly to the customer (plus a [ * ]% handling charge).

23.	Cobra and/or Advaxis, Inc. may wish to issue a press release relating to this contract. However, prior to any information being disclosed written approval must be obtained from the other party.

24.	The Customer agrees to pay reasonable travel expenses connected with Cobra staff attending meetings, other than those on Company premises and requested by the Customer.

Confidential Document	10	July 7, 2003

25.
Cobra Bio-Manufacturing plc’s O422 Phase I Terms and Conditions and O422 Phase II Terms and Conditions apply to this work and acceptance of this quotation implies acceptance of these Terms and Conditions.

How to Proceed

Please return a signed copy of the enclosed contract with your formal Purchase Order to Cobra Biomanufacturing.

Cobra Biomanufacturing Plc
The Science Park
Keele, United Kingdom ST5 5SP
Phone: 011 44 1782 714181
Fax: 011 44 1782 714168

When timing is critical a faxed version is acceptable, but an original must be signed and returned within fourteen days. Upon receipt Cobra will notify the client of acceptance within 72 hours.

Confidential Document	11	July 7, 2003

Advaxis, Inc.
212 Carnegie Center, Suite 206
Princeton, NJ 08540 USA

July 7, 2003

Contract O422
Determination of Manufacturing Parameters, Process Development and cGMP Manufacture of L. monocytogenes

(a) Phase I: Two-month Feasibility Study and Development Program

Price
(Line items: a + b + c):

Total:       $[ * ]

Terms of Payment

The following payment terms will apply: On receipt of a signed copy of the Contract, Cobra Biomanufacturing Plc. will begin Phase I. Upon commencement of the work program, Advaxis will be invoiced for $[ * ] net 30 days and will be invoiced the remaining $[ * ] appropriately on a monthly basis for the length of the program. The final invoice will be sent before [ * ].

This phase of the program is governed by the Terms and Conditions set out in the attached document “ O422 Phase I Terms and Conditions”.

Phase II: Pre-Clinical and GMP Manufacture

Price Estimate is based on [ * ] cGMP manufacture:
(Line items: d + e + f + g + i +k + l + m + n + o)

Total:       $[ * ] (excluding Fill/Finish)

Terms of Payment

The following payment terms will apply: On receipt of a signed copy of the Contract, Cobra Biomanufacturing Plc. will hold a slot for Advaxis without a deposit. Advaxis will be notified of any request for the slot and may reserve the slot with a [ * ]% deposit. Receipt of this payment will reserve the production slots as per the agreed program. On commencement of the work program, [ * ]% of the cost will be appropriately invoiced on a monthly basis for the length of the program, with the remaining [ * ]% due upon the delivery and acceptance of the Certificate of Analysis by the Customer’s QA Department (less deposit if required). There is an intention by Advaxis and Cobra to agree on % royalties of final commercial products utilizing the current Listeria monocytogenes platform and variations thereof for various indications in exchange for a reduction in price of the Phase II cGMP manufacturing campaign of proposal 0422.

Confidential Document	12	July 7, 2003

This phase of the program is governed by the Terms and Conditions set out in the attached document “ O422 Phase II Terms and Conditions”.

Contract O422

Determination of Manufacturing Parameters, Process Development and cGMP Manufacture of L. monocytogenes

For Advaxis, Inc.                For Cobra Biomanufacturing Plc

Accepted by: J. Todd Derbin           David R. Thatcher

Signature: /s/ J. Todd Derbin   /s/ David R. Thatcher

Date: 7/7/03   8th July 2003

Confidential Document	13	July 7, 2003

CTL.0422.S.1.1
Provisional Draft Specification

Test	Method Specification

[ * ]

Identity

API Listeria	Profile number conforms, typically >0.95

Growth on selective media	Good growth

Gram strain	Gram positive

Colony morphology	Complies with that for L. monocytogenes

Quantity

[ * ]

Purity

[ * ]

Confidential Document	14	July 7, 2003